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                             March 22, 2002


Alliance New York Municipal
  Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

         Alliance New York Municipal Income Fund, Inc.

Ladies and Gentlemen:

         We are acting as counsel for Alliance New York Municipal Income Fund, Inc., a Maryland corporation (the "Fund"), in connection with the proposed registration of 900 Auction Preferred Shares, Series M (the "Series M Shares") and 900 Auction Preferred Shares, Series T, all par value $.001 per share, liquidation preference $25,000 per share (together the Series M Shares and the Series T Shares, the "Preferred Shares"), under the Securities Act of 1933, as amended.

         As counsel for the Fund we have participated in the preparation of the Registration Statement on Form N-2 (File No. 333-82890) relating to the Preferred Shares (the "Registration Statement") and the form of Articles Supplementary relating to the Preferred Shares to be filed as an exhibit to the Registration Statement (the "Articles Supplementary") and have examined and relied upon such corporate records of the Fund and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

         In expressing the opinion set forth below, we have assumed that upon any issuance of Preferred Shares, the total number of Series M Shares or Series T Shares issued and outstanding will not exceed the total number of Series M Shares or Series T Shares that the Fund is then authorized to issue under the Charter, and the number of Series M Shares or Series T Shares issued in accordance with the Registration Statement will not exceed the number of Series M Shares or Series T Shares authorized for issuance in the resolutions adopted by the Board of Directors of the Fund, relating to the sale and issuance of the Preferred Shares.

         Based on the above, we are of the opinion that the issuance of the Preferred Shares has been duly authorized and, further, that when the Preferred Shares have been issued, sold and paid for as contemplated by the Registration Statement, they



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will have been validly and legally issued and will be fully paid and nonassessable.

         We do not express an opinion with respect to any laws other than the laws of the State of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of preferred stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. As to the matters of Maryland law contained in the foregoing opinion we have relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP of Baltimore, Maryland, dated March 22, 2002, a copy of which is included in the Registration Statement as Exhibit l(2).

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Tax Matters" and "Legal Matters" in the Prospectus and under the caption "Counsel" in the Statement of Additional
Information included therein.

         Please be advised that we are opining as set forth above as members of the bar in the State of New York and the District of Columbia.

                             Very truly yours,


                             Seward & Kissel LLP






















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